SUB-ITEM 77M: Mergers

MERGERS EFFECTIVE September 22, 2017
	Acquired Fund	Acquiring Fund (Survivor)	Board Approval Received	Shareholder Approval Received	Additional Details in the Plan of Reorganizations included in this filing and also in each definitive proxy/information statement filed with the SEC:
1	JNAM Guidance – Fixed Income 100 Fund	JNL Conservative Allocation Fund (formerly, JNAM Guidance – Conservative Fund)	Yes	Yes	ACCESSION NUMBER: 0001532747-17-000142 (7/21/2017)